NEWS

FOR IMMEDIATE RELEASE	CONTACT
September 30, 2010	Chris Bohanon
202-872-5542

Farmer Mac Announces Two New Presidentially
Appointed Directors and Chairman of the Board

Washington, D.C. —The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced that Sara L. Faivre-Davis of Cameron, Texas and Myles Watts of Bozeman, Montana became members of the Board of Directors of Farmer Mac earlier today.  At the same time, Lowell L. Junkins of Des Moines, Iowa, a current member of Farmer Mac’s Board and Acting Chairman, became Chairman of the Board of Farmer Mac.

Mr. Junkins, Dr. Faivre-Davis, and Dr. Watts were previously nominated by President Obama and confirmed by the United States Senate and took the oaths of office for their new positions earlier today.  The two new directors join Mr. Junkins, Glen Klippenstein, and Julia Bartling as members of the Board who have been appointed by the President of the United States.  Dr. Watts replaces Grace Trujillo Daniel on Farmer Mac’s Board.  Dr. Faivre-Davis assumes a seat on the Board that had been vacant since September 2008 due to the resignation of a Presidentially-appointed director.  Pursuant to Farmer Mac’s statutory charter, five of Farmer Mac’s fifteen directors are appointed by the President of the United States with the advice and consent of the U.S. Senate, holders of Class A Voting Common Stock (NYSE: AGM.A) elect five directors, and holders of Class B Voting Common Stock (not listed on any exchange) elect five directors.

Lowell Junkins, Farmer Mac’s Chairman of the Board, said, “On behalf of Farmer Mac, I would like to extend a warm welcome to the new members of the Board of Directors and express how humbled we all are in being nominated by President Obama and confirmed by the United States Senate.  Farmer Mac is uniquely positioned to offer solutions to rural lenders that bring added credit opportunities for farmers, ranchers, and rural businesses, including rural utility cooperatives.  This is an important source of liquidity and capital for rural America.  We look forward to working with the other directors and management to further enhance Farmer Mac’s mission and in so doing help to ensure the continued growth and prosperity of rural America.”

Lowell L. Junkins has been a member of Farmer Mac’s Board of Directors since June 1996, Vice Chairman of the Board since December 2002, and Acting Chairman of the Board from September 2008 until he became Chairman of the Board on September 30, 2010.  He serves as chairman of the Corporate Governance Committee and is a member of the Compensation and Public Policy Committees of Farmer Mac’s Board of Directors.  Mr. Junkins works as a public affairs consultant for Lowell Junkins & Associates in Des Moines, Iowa and also owns and operates Hillcrest Farms in Montrose, Iowa, where he served as Mayor from 1971 to 1972.  From 1974 through 1986, Mr. Junkins served as an Iowa State Senator, including as majority leader from 1981 to 1986.

Sara L. Faivre-Davis is the co-owner and managing partner of Wild Type Ranch in Milam County Texas, which she has operated with her husband, Ralph Mitchell, since 2005.  Prior to this endeavor, Dr. Faivre-Davis was involved with several livestock genomics companies and has also held research positions as a staff scientist with the U.S. Department of Agriculture.  Her academic career includes faculty appointments at the University of Illinois and Texas A&M University.  Dr. Faivre-Davis graduated with honors from Iowa State University with a Bachelor of Science in Agricultural Business and Animal Science and earned her Ph.D. in Genetics from Texas A&M.  Dr. Davis will serve on the Audit, Marketing, and Public Policy Committees of Farmer Mac’s Board of Directors.

Myles Watts is a professor in the Department of Agricultural Economics at Montana State University, where he has been a member of the faculty since 1978 and previously served as Department Head for 17 years.  Dr. Watts has also served in various editorial capacities for the Journal of Agricultural and Resource Economics and has advised many governments and private organizations, including large international reinsurance companies, on an array of financial issues, mostly focusing on agricultural insurance.  Dr. Watts received his Ph.D. from the University of Nebraska.  His family still owns the cattle and wheat ranch where he was raised in southeastern Montana.  Dr. Watts will serve on the Finance, Credit, and Public Policy Committees of Farmer Mac’s Board of Directors.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital markets funding for USDA-guaranteed farm program and rural development loans.  Additional information about Farmer Mac is available on its website at www.farmermac.com.

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